Shareholder Meeting Results

A special meeting of shareholders (the “Meeting”) of each series of RidgeWorth Funds (the “Trust”) was held on March 12, 2014.

The details of the voting with respect to each Proposal are shown below. Each Proposal received the required number of affirmative votes for approval.

The Meeting was held to consider and act on the following proposals:

Proposal 1: To elect Trustees to the Board of Trustees of the Trust.

Tim E. Bentsen
Affirmative Votes	Objecting Votes	Abstaining Votes
1,458,657,147.458	0.000	20,279,356.809

Ashi S. Parikh
Affirmative Votes	Objecting Votes	Abstaining Votes
1,458,244,497.972	0.000	20,692,006.295

Proposal 2: To approve an amendment to the Trust’s Agreement and Declaration of Trust.

Affirmative Votes	Objecting Votes	Abstaining Votes
1,069,350,705.720	57,212,101.541	15,395,254.603

Proposal 3: To approve the implementation of a manager of managers arrangement that will permit RidgeWorth Investments  (the “Adviser”), subject to prior approval by the Board of Trustees, to enter into and materially amend agreements with unaffiliated subadvisers without obtaining the approval of the applicable Fund’s shareholders.

International Equity Fund
Affirmative Votes	Objecting Votes	Abstaining Votes
1,368,794.969	11,608.346	1,208.980

Proposal 4: To approve a new investment advisory agreement between the Adviser and the Trust, on behalf of each Fund.

International Equity Fund
Affirmative Votes	Objecting Votes	Abstaining Votes
1,371,263.266	9,098.049	1,250.980

Proposal 6: To approve a new subadvisory agreement between the Adviser and Certium Asset Management LLC, on behalf of the International Equity Fund and International Equity Index Fund.

International Equity Fund
Affirmative Votes	Objecting Votes	Abstaining Votes
1,377,797.266	2,564.049	1,250.980

A special meeting of shareholders (the “Meeting”) of each series of RidgeWorth Funds (the “Trust”) was held on March 31, 2014.

The details of the voting with respect to each Proposal are shown below. Each Proposal received the required number of affirmative votes for approval.

The Meeting was held to consider and act on the following proposals:

Proposal 3: To approve the implementation of a manager of managers arrangement that will permit RidgeWorth Investments  (the “Adviser”), subject to prior approval by the Board of Trustees, to enter into and materially amend agreements with unaffiliated subadvisers without obtaining the approval of the applicable Fund’s shareholders.

Aggressive Growth Allocation Strategy
Affirmative Votes	Objecting Votes	Abstaining Votes
981,206.654	19,745.371	7,967.000

Growth Allocation Strategy
Affirmative Votes	Objecting Votes	Abstaining Votes
2,734,664.505	25,015.000	14,761.000

Proposal 4: To approve a new investment advisory agreement between the Adviser and the Trust, on behalf of each Fund.

Select Large Cap Growth Stock Fund
Affirmative Votes	Objecting Votes	Abstaining Votes
579,446.617	7,170.278	11,626.589

Aggressive Growth Allocation Strategy
Affirmative Votes	Objecting Votes	Abstaining Votes
993,552.327	5,675.000	9,691.698

Growth Allocation Strategy
Affirmative Votes	Objecting Votes	Abstaining Votes
2,752,951.505	9,435.000	12,054.000

Proposal 8: To approve a new subadvisory agreement between the Adviser and Silvant Capital Management LLC, on behalf of the Large Cap Growth Stock Fund, Select Large Cap Growth Stock Fund, and Small Cap Growth Stock Fund.

Select Large Cap Growth Stock Fund
Affirmative Votes	Objecting Votes	Abstaining Votes
572,472.154	13,768.214	12,003.616